EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
TECHNOLOGY VISIONS GROUP, INC.
     Technology Visions Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     A. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Restated Certificate of Incorporation amends the provisions of the Restated Certificate of Incorporation of the corporation as amended to date.
     B. This Certificate of Amendment to the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with Section 242 of the DGCL.
     C. This Certificate of Amendment to the Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the corporation in accordance with Sections 228, and 242 of the DGCL.
     D. The Restated Certificate of Incorporation is hereby amended as follows:
The first Sentence of Article FOURTH is here by deleted and replaced in its entirety with the following new sentence:
“The total number of shares of Common Stock which the corporation shall have authority to issue is: Five Hundred Million (500,000,000) shares with a par value of $.001 per share.”
     E. The Certificate of Incorporation is further amended by adding the following new sentences to ARTICLE FOURTH following the first paragraph of ARTICLE FOURTH:
               “The shares of Common Stock of the corporation issued and outstanding as of the date hereof are hereby combined as a reverse stock split by combining each twelve (12) shares of Common Stock into one (1) share of Common Stock with a par value of $.001 per share. Any fractional share numbers resulting from the foregoing combination shall be rounded up to the nearest whole share number.”

     IN WITNESS WHEREOF, Technology Visions Group, Inc. has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the corporation on this 18th day of August 2005. The effective time of this Certificate of Amendment shall be August 19, 2005, 5:00 pm EDT.

By:

James B. Lahey
President and Chief Executive Officer